                          CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Post Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 33-80514) of our report dated February 18, 1997 on our audit of the financial statements and financial highlights of Bishop Street Funds in the Statement of Additional Information. We also consent to the reference to our Firm under the captions "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectus and under the caption "Financial Information" in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 31, 1997